EXHIBIT 21.1
SUBSIDIARIES OF STERLING
Subsidiaries of Sterling Financial Corporation
Klamath First Capital Trust I
Klamath First Capital Trust II
Sterling Capital Trust II
Sterling Capital Trust III
Sterling Capital Trust IV
Sterling Capital Statutory Trust V
Sterling Capital Trust VI
Tri-Cities Mortgage Corporation
Subsidiaries of Sterling Savings Bank
Action Mortgage Company
Harbor Financial Services, Inc. (a subsidiary of Evergreen First Service Corporation)
INTERVEST-Mortgage Investment Company
The Dime Service Corporation
Evergreen Environmental Development Corporation
Evergreen First Service Corporation
Fidelity Service Corporation
Pacific Cascades Financial, Inc.
Peter W. Wong Associates, Inc. (a subsidiary of Source Capital Corporation)
Source Capital Corporation
Source Capital Leasing Corporation (a subsidiary of Source Capital Corporation)
Tri-West Mortgage, Inc.